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                                                                    EXHIBIT 3.11

                             McLEODUSA INCORPORATED

       CERTIFICATE OF DESIGNATION OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
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          McLeodUSA Incorporated (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the "Board of Directors") by the Corporation's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), and the authority delegated by the Board of Directors to a Special Committee of the Board of Directors in accordance with the provisions of
Section 141(c) of the General Corporation Law of the State of Delaware and
Section 3.7 of the Amended and Restated Bylaws of the Corporation and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Special Committee of the Board of Directors is authorized to issue Preferred Stock of the Corporation in one or more series and the Special Committee of the Board of Directors has approved and adopted the following resolution on September 28, 2001 (the "Resolution"):

               RESOLVED that, the Special Committee of the Board of Directors hereby creates, authorizes and provides for the issuance of a series of the preferred stock of the Corporation, par value $.01 per share, designated as the "Series D Convertible Preferred Stock," consisting of 275,000 shares and having the powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation and in this Resolution as follows:

          1.  Number and Designation.  275,000 shares of the Preferred Stock of
              ----------------------
the Corporation shall constitute a series designated as "Series D Convertible Preferred Stock" (the "Series D Preferred Stock").

          2.  Definitions.  Unless the context otherwise requires, when used
              -----------
herein the following terms shall have the meaning indicated.

          "Board of Directors" means the Board of Directors of the Corporation.
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          "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York
City, New York generally are authorized or required by law or other governmental actions to close.

          "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and/or non-voting) of such person's capital stock, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights (other than any evidence of indebtedness), warrants or options exchangeable for or convertible into such capital stock.

          "Class A Common Stock" means any shares of the Corporation's Class A common stock, par value $.01 per share, now or hereafter authorized to be issued, any and all securities of any kind whatsoever of the Corporation which may be exchanged for or converted into Class A Common Stock, and any and all securities of any kind whatsoever of the Corporation which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Class A Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

          "Common Stock" means the Corporation's Class A Common Stock, and any other common stock of the Corporation.

          "Credit Agreement" means the Credit Agreement, dated as of May 31, 2000, as amended and in effect on the Issue Date, among the Corporation, the Lenders party thereto and The Chase Manhattan Bank, as Agent.

          "Current Market Price" means the average of the daily Market Prices of the Common Stock for ten consecutive trading days immediately preceding the date for which such value is to be computed.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

          "Issue Date" means the original date of issuance of shares of Series D Preferred Stock.

          "Liquidation Preference" with respect to a share of Series D Preferred Stock or a share of Series E Preferred Stock means $2,500.

          "Market Price" means, with respect to the Common Stock, on any given day, (i) the price of the last trade, as reported on the Nasdaq National Market, not identified as having been reported late to such system, or (ii) if the Common Stock is so traded, but not so quoted, the

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average of the last bid and ask prices, as those prices are reported on the
Nasdaq National Market, or (iii) if the Common Stock is not listed or authorized for trading on the Nasdaq National Market or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors of the Corporation.

          "Net Realizable FMV" means, with respect to a share of Common Stock, if calculable, the amount of gross proceeds net of underwriters' discounts, commissions or other selling expenses received by or to be received by the holder in connection with the sale of such share of Common Stock on a when issued basis or immediately after the conversion or, in all other cases, an amount equal to 97% of the Current Market Price of the Common Stock.

          "Outstanding Series D Capital Amount" means the product of (x) 193,125,000 and (y) a fraction, the numerator of which is the number of outstanding shares of Series D Preferred Stock as of the date of liquidation or conversion, as the case may be, and the denominator of which is the number of shares of Series D Preferred Stock issued on the Issue Date, as adjusted, if appropriate, to reflect any event set forth in Section 7(f)(i).

          "Outstanding Series E Capital Amount" means the product of (x) 321,875,000 and (y) a fraction, the numerator of which is the number of outstanding shares of Series E Preferred Stock as of the date of liquidation or conversion, as the case may be, and the denominator of which is the number of shares of Series E Preferred Stock issued on the original date of issuance of the Series E Preferred Stock, as adjusted, if appropriate, to reflect any event set forth in Section 7(f)(i).

          "Preference Amount" with respect to a share of Series D Preferred Stock means, as at any date, the sum of (i) $1818.182 plus (ii) the Special Amount.

          "Series D Capital Share Number" means the lesser of (x) .375 times the excess, if any, of the Aggregate Conversion Shares over the number determined pursuant to clause (A) of Section 7(a)(ii) and (y) the number obtained by dividing (i) the Outstanding Series D Capital Amount as of the date of conversion by (ii) the Net Realizable FMV of a share of Class A Common Stock as of the date of conversion.

          "Series E Capital Share Number" means the lesser of (x) .625 times the excess, if any, of the Aggregate Conversion Shares over the number determined pursuant to clause (A) of Section 7(a)(ii) and (y) the number obtained by dividing (i) the Outstanding Series E Capital

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Amount as of the date of conversion by (ii) the Net Realizable FMV of a share of
Class A Common Stock as of the date of conversion.

          "Series E Designation" means the Certificate of Designation for the Series E Preferred Stock.

          "Series E Preferred Stock" means the Series E Convertible Preferred Stock, par value $.01 per share, of the Corporation.

          "Sixty Trading Day Average" means the average of the daily Market Prices of the Common Stock for sixty consecutive trading days immediately preceding the date for which such value is to be computed, adjusted, if appropriate, to reflect any event set forth in Section 7(f)(i).

          "Special Amount" with respect to a share of Series D Preferred Stock shall mean, as at any date, a fraction, the numerator of which is equal to the product of (i) $1818.18, (ii) .07 and (iii) the Time Factor, and the denominator of which is equal to 12.

          "Time Factor" means, as at any date, the number of months (or the fraction of a month calculated to three decimal places) that have lapsed since the Issue Date. The Time Factor shall be calculated on the basis of a 30-day month. For example, if 16 days have lapsed since the Issue Date, the Time Factor equals 16/30 or .533; and if three months and 20 days have lapsed since the Issue Date, the Time Factor equals 3 + 20/30 or 3.667.

          "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

          3.  Rank.  (a) The Series D Preferred Stock and Series E Preferred
              ----
Stock each will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank (i) senior to all classes of Common Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation the terms of which do not expressly provide that such class or series ranks senior to, or on a parity with, the Series D Preferred Stock and Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as "Junior Securities"); (ii) on a parity with the Corporation's 6.75% Series A Cumulative Convertible Preferred Stock, par value $.01 per share, and with each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank on a parity with the Series D Preferred Stock and Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity

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Securities"); and (iii) junior to each class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation established hereafter by the Board of Directors of the Corporation, the terms of which expressly provide that such class or series will rank senior to the Series D Preferred Stock and Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"); provided that the relative powers, rights and preferences of the Series D Preferred Stock and Series E Preferred Stock vis-a-vis the other shall be as set forth herein and in the Series E Designation.

          (b) The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any warrants, rights or options or other securities exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities and Senior Securities, as the case may be.

          (c) The Series D Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

          4.  Dividends.  If at any time from the Issue Date through September
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15, 2004, the Corporation pays a dividend in cash or property other than in shares of Capital Stock on the Common Stock then at the same time the Corporation shall declare and pay a dividend on each share of Series D Preferred Stock in an amount equal to the Series D Per Share Participation Amount. The "Series D Per Share Participation Amount" means, as at any date, 56% of the amount of dividends that would be paid with respect to the Series D Preferred Stock and Series E Preferred Stock taken together if converted into Common Stock on the date established as the record date with respect to such dividend on the Common Stock divided by the number of shares of Series D Preferred Stock then outstanding. Except as aforesaid, the holders of shares of Series D Preferred Stock shall not be entitled to receive any dividends in respect of their shares of Series D Preferred Stock.

          5.  Liquidation Preference.  (a) In the event of any liquidation,
              ----------------------
dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "liquidation"), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holders of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock, taken together, shall be entitled to receive an amount in cash equal to the greater of (x) the aggregate Liquidation Preferences of the outstanding shares of Series D Preferred Stock and Series E Preferred Stock, or (y) the aggregate amount that would have been received with respect to the outstanding shares of Series D Preferred Stock and Series E Preferred Stock if such shares had been converted to Common Stock immediately prior to the earliest event comprising the liquidation. If, upon any liquidation of the Corporation, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay

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in full the aforesaid amounts under clause (x) of the preceding sentence and liquidating payments on all Parity Securities, then such assets, or proceeds thereof, shall be distributed among the shares of Series D Preferred Stock and Series E Preferred Stock taken together and all such other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series D Preferred Stock and Series E Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Any proceeds distributed among the outstanding shares of Series D Preferred Stock and Series E Preferred Stock under clause (x) of the first sentence or pursuant to the preceding sentence of this Section 5(a) upon a liquidation shall be distributed (1) first, to the Series D Preferred Stock until it has received an amount equal to the aggregate Preference Amounts as of the date of liquidation of the outstanding Series D Preferred Stock, (2) second, 37.5% to the Series D Preferred Stock and 62.5% to the Series E Preferred Stock until the Series D Preferred Stock has received an amount equal to the Outstanding Series D Capital Amount as of the date of liquidation (in addition to any amount received pursuant to clause (1) of this sentence) and the Series E Preferred Stock has received an amount equal to the Outstanding Series E Capital Amount as of the date of liquidation, and (3) thereafter 56% to the Series D Preferred Stock and 44% to the Series E Preferred Stock. Any amounts distributed among the outstanding shares of Series D Preferred Stock and Series E Preferred Stock under clause (y) of the first sentence of this Section 5(a) upon a liquidation shall be distributed as between the Series D Preferred Stock and Series E Preferred Stock as though such shares were converted as of the date of liquidation in accordance with the provisions of Section 7. Any amounts distributed with respect to the Series D Preferred Stock pursuant to this
Section 5(a) shall be allocated pro rata among the shares of Series D Preferred Stock. For the purposes of this Section 5, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

          (b) Subject to the rights of the holders of any Parity Securities, after payment shall have been made in full to the holders of the Series D Preferred Stock and the Series E Preferred Stock taken together, as provided in this Section 5, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Stock, Series E Preferred Stock and any Parity Securities shall not be entitled to share therein.

          6.  Redemption.  (a) Subject to applicable legal requirements and the
              ----------
Credit Agreement, to the extent the Corporation shall have funds legally available therefor, during the 180-day period commencing on September 15, 2009, the holders of the Series D Preferred Stock shall have the right to cause the Corporation to redeem at any time in whole or from time to time in part (the date of any such redemption being referred to as the "Redemption

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Date") outstanding shares of Series D Preferred Stock, if any; provided, that upon any such election the Corporation shall be required to redeem a proportional amount of the then outstanding Series E Preferred Stock. On any Redemption Date, the holders of shares of Series D Preferred Stock and Series E Preferred Stock being redeemed on such date pursuant to this Section 6(a), taken together, shall be entitled to receive an amount in cash equal to the aggregate Liquidation Preferences of such shares of Series D Preferred Stock and Series E Preferred Stock as of such Redemption Date (the "Aggregate Redemption Amount"). The Aggregate Redemption Amount shall be allocated between the shares of Series D Preferred Stock and Series E Preferred Stock being redeemed on any Redemption Date as follows: (x) the holders of shares of Series D Preferred Stock being redeemed shall be entitled to receive an amount equal to the sum of (A) the aggregate Preference Amounts of the shares of Series D Preferred Stock being redeemed as of such Redemption Date plus (B) 37.5% of the difference between (i) the Aggregate Redemption Amount and (ii) the amount payable pursuant to clause
(A) above (such difference, the "Excess Amount"), and (y) the holders of shares of Series E Preferred Stock being redeemed shall be entitled to receive an amount equal to 62.5% of the Excess Amount. The amount payable with respect to each share of Series D Preferred Stock being redeemed on any Redemption Date shall be an amount in cash (the "Series D Redemption Amount") equal to (x) the aggregate amount payable to the shares of Series D Preferred Stock being redeemed as calculated pursuant to the previous sentence divided by (y) the number of shares of Series D Preferred Stock being redeemed on such Redemption Date.

          (b) Shares of Series D Preferred Stock which have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series D Preferred Stock shall be reissued or sold as Series D Preferred Stock.

          (c) On any Redemption Date, the Corporation shall pay, in cash or by wire transfer to an account designated by the holder of Series D Preferred Stock, the Series D Redemption Amount for each share of Series D Preferred Stock being redeemed pursuant to Section 6(a). If the Corporation is unable or shall fail to discharge its obligation to redeem outstanding shares of Series D Preferred Stock pursuant to Section 6(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as any Mandatory Redemption Obligation with respect to the Series D Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities, (ii) declare, pay or set

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apart for payment any dividends on Junior Securities, (iii) declare or make any distribution upon Junior Securities, (iv) redeem, purchase or otherwise acquire any Junior Securities, or (v) directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Securities.

          (d) In the case of any partial redemption of Series D Preferred Stock by the holders thereof, selection of the Series E Preferred Stock for automatic redemption shall be made by the Corporation in compliance with the requirements of the principal national securities exchange, if any, on which the Series E Preferred Stock is listed, or if the Series E Preferred Stock is not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Corporation, in its sole discretion, shall deem fair and appropriate.

          (e) In the event the holders of the Series D Preferred Stock, or any one of them, shall elect to cause the Corporation to redeem all or any portion of their shares of Series D Preferred Stock pursuant to Section 6(a), notice of such election (an "Election Notice") shall be given by such holders to the Corporation by registered first class mail, return receipt requested. Each such Election Notice shall state: (i) the name of the holder of the shares of Series D Preferred Stock to be redeemed and (ii) the number of shares of Series D Preferred Stock such holder elects to be redeemed by the Corporation. Upon receipt of an Election Notice, the Corporation will promptly notify the holder of (i) a date, which date shall be no less than 20 days nor more than 30 days from the date the Corporation received such Election Notice, which shall serve as the Redemption Date for the redemption of such holder's shares of Series D Preferred Stock, (ii) the place or places where the certificates for such shares of Series D Preferred Stock are to be surrendered for payment of the redemption price and (iii) any documentation the Corporation may reasonably require of the holder to effect such redemption.

          7.  Conversion.  (a) (i) Subject to the provisions of this Section 7,
              ----------
the holders of shares of Series D Preferred Stock shall have the right, at any time in whole and from time to time in part, at such holders' option, to convert any or all outstanding shares (and fractional shares) of Series D Preferred Stock held by such holders into fully paid and non-assessable shares of Class A Common Stock ("Optional Conversion"). In addition, if, at any time on or after September 15, 2006, the Sixty Trading Day Average is equal to or greater than the product of (x) 1.01 and (y) the Conversion Price, then the Corporation shall have the right to declare, during the 30-day period following the last trading day used in the calculation of the Sixty Trading Day Average, that all outstanding shares of Series D Preferred shall be automatically converted into fully paid and non-assessable shares of Class A Common Stock ("Mandatory Conversion"). Upon any Optional Conversion, a proportional amount, based on the percentage of each series of shares outstanding, of the Series E Preferred Stock, and, upon a Mandatory Conversion, all of the Series E Preferred Stock, shall automatically convert in accordance with the terms of the Series E Designation.

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

          (ii) Upon any Optional Conversion or any Mandatory Conversion, the outstanding shares of Series D Preferred Stock and Series E Preferred Stock, taken together, shall be convertible into a number of shares of Class A Common Stock (the "Aggregate Conversion Shares") equal to (x) the aggregate Liquidation Preferences of the outstanding shares of the Series D Preferred Stock and Series E Preferred Stock divided by (y) $6.10 (as adjusted from time to time pursuant to Section 7(f), the "Conversion Price"). The Series D Preferred Stock shall be convertible into a number of shares of Class A Common Stock (the "Aggregate Series D Conversion Shares") equal to the sum of (A) the aggregate Preference Amounts as of the date of conversion of the outstanding shares of Series D Preferred Stock divided by the Net Realizable FMV of a share of Class A Common Stock as of the date of conversion, plus (B) the Series D Capital Share Number, plus (C) the product of (x) .560 and (y) the excess, if any, of the Aggregate Conversion Shares over the sum of (i) the number determined pursuant to clause
(A), (ii) the Series D Capital Share Number and (iii) the Series E Capital Share Number. Each share of Series D Preferred Stock being converted shall convert into a number of shares of Class A Common Stock equal to the Aggregate Series D Conversion Shares divided by the number of shares of Series D Preferred Stock outstanding as of the date of conversion.

          (iii) In the case of any partial conversion of Series D Preferred Stock by the holders thereof, selection of the Series E Preferred Stock for automatic conversion will be made by the Corporation in compliance with the requirements of the principal national securities exchange, if any, on which the Series E Preferred Stock is listed, or if the Series E Preferred Stock is not listed on a national securities exchange, on a pro rata basis, by lot or such other method as the Corporation, in its sole discretion, shall deem fair and appropriate; provided, however, that the Corporation may redeem all the shares
             --------  -------
held by holders of fewer than 5 shares of Series E Preferred Stock (or all of the shares held by the holders who would hold less than 5 shares of Series E Preferred Stock as a result of such redemption) as may be determined by the Corporation.

          (b) (i) In order to effect an Optional Conversion, the holder of the shares of Series D Preferred Stock to be converted shall surrender the certificate representing such shares at the principal executive offices of the Corporation, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. In order to effect a Mandatory Conversion, the Corporation shall give notice of such event by first class mail, postage prepaid, mailed within the 30-day time period set forth in Section 7(a)(i) to each holder of record of shares of Series D Preferred Stock at such holder's address as the same appears on the stock register of the Corporation. Such notice shall set forth: (A) the calculation of the Sixty Trading Day Average (including the trading days utilized in making the calculation); (B) the Conversion Price; and (C) the place or places where certificates for such shares are to be surrendered.

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

          (ii) Unless the shares issuable on conversion are to be issued in the same name as the name in which such shares of Series D Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney, and an amount sufficient to pay any transfer or similar tax.

          (iii) As promptly as practicable after the surrender by the holder of the certificates for shares of Series D Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, (x) a certificate or certificates for the whole number of shares of Class A Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 7, (y) any cash adjustment required pursuant to Section 7(e), and (z) in the event of a conversion in part, a certificate or certificates for the whole number of shares of Series D Preferred Stock not being so converted.

          (iv) Each conversion of shares of Series D Preferred Stock pursuant to Section 7(a) shall be deemed to have been effected, in the case of an Optional Conversion, immediately prior to the close of business on the date on which the certificates for shares of Series D Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and, in the case of a Mandatory Conversion, immediately prior to the close of business on the last trading day included in the calculation of the Sixty Trading Day Average (and the date of conversion shall be the date of surrender and receipt of notice, in the case of an Optional Conversion, or the last trading day included in the calculation of the Sixty Trading Day Average, in the case of a Mandatory Conversion), and the person in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon any such conversion shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby at such time on such date and such conversion shall be into a number of whole shares of Class A Common Stock in respect of the shares of Series D Preferred Stock being converted as determined in accordance with this Section 7 at such time on such date. All shares of Class A Common Stock delivered upon conversion of the Series D Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing the shares of Series D Preferred Stock to be converted, the shares to be so converted shall no longer be deemed to be outstanding and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Class A Common Stock and other amounts payable pursuant to this Section 7 and a certificate or certificates representing the shares of Series D Preferred Stock not converted.

          (c) (i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Class

A Common Stock as shall be required for the purpose of effecting conversions of the Series D Preferred Stock.

               (ii) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series D Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.

          (d) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Class A Common Stock on conversion of the Series D Preferred Stock pursuant hereto; provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the Series D Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (e) In connection with the conversion of any shares of Series D Preferred Stock, no fractions of shares of Class A Common Stock shall be required to be issued to the holder of such shares of Series D Preferred Stock, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Class A Common Stock on the business day next preceding the date of conversion.

          (f) (i) In case the Corporation shall at any time after the Issue Date (A) declare a dividend or make a distribution on Common Stock payable in Common Stock, (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, (D) issue any shares of its Capital Stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or (E) consolidate with, or merge with or into, any other person, the Conversion Price in effect at the time of the record date for such dividend or distribution or on the effective date of such subdivision, split, combination, consolidation, merger or reclassification shall be adjusted so that the conversion of the Series D Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or other securities into which such shares of Common Stock have been converted, exchanged, combined, consolidated, merged or reclassified pursuant to Section 7(f)(i)(C), 7(f)(i)(D) or 7(f)(i)(E)) which, if the Series D Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification. Such adjustment shall be made successively whenever an event listed above shall occur.

               (ii) In case the Corporation shall issue or sell any Common Stock (or rights, options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock) without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Conversion Price on the date of such issuance (or, in the case of convertible or exchangeable or exercisable securities, less than the Conversion Price as of the date of issuance of the rights, options, warrants or other securities in respect of which shares of Common Stock were issued) then, and in each such case, the Conversion Price shall be reduced to an amount determined by multiplying (A) the Conversion Price in effect on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such sale or issuance multiplied by the then applicable Conversion Price (such then applicable Conversion Price being the "Adjustment Price") and
(2) the aggregate consideration receivable by the Corporation for the total number of shares of Common Stock so issued (or into or for which the rights, options, warrants or other securities are convertible, exercisable or exchangeable), and the denominator of which shall be the sum of (x) the total number of shares of Common Stock outstanding immediately prior to such sale or issue and (y) the number of additional shares of Common Stock issued (or into or for which the rights, options, warrants or other securities may be converted, exercised or exchanged), multiplied by the Adjustment Price. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined in good faith by the Board of Directors.

               (iii) In case the Corporation shall fix a record date for the issuance on a pro rata basis of rights, options or warrants to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into or exercisable or exchangeable for shares of Common Stock) at a price per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a security convertible into, or exerciseable or exchangeable for, shares of Common Stock) less than the Conversion Price on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to Section 7(f)(ii), as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or other securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in
Section 7(f)(ii). Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire in whole or in part unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 7(f)), the Conversion Price shall again be adjusted as follows: (A) in the event that all of such rights, options or warrants expire unexercised, the Conversion Price shall be the Conversion Price that would then be in effect if such record date had not been fixed; (B) in the event that less than all of such rights, options or warrants expire unexercised, the Conversion Price shall be adjusted pursuant to Section 7(f)(ii) to reflect the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants that remain outstanding (without taking into effect shares of Common Stock issuable upon exercise of rights, options or warrants that have lapsed or expired); and (C) in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled, the Conversion Price shall be adjusted to reflect the Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock. Notwithstanding anything herein to the contrary, no further adjustment to the Conversion Price shall be made upon the issuance or sale of Common Stock upon the exercise of any rights, options or warrants to subscribe for or purchase Common Stock, if any adjustment in the Conversion Price was made or required to be made upon the record date for the issuance or sale of such rights, options or warrants under this Section 7(f)(iii). Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this Section 7(f)(iii) to the extent the holders of Series D Preferred Stock participate in any such distribution in accordance with Section 4 hereof.

               (iv) In case the Corporation shall fix a record date for the making of a distribution to all holders of any class of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property, the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, (A) the numerator of which shall be the Conversion Price immediately prior to such distributions less the fair market value (determined as set forth in Section 7(f)(ii)) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock and (B) the denominator of which shall be the Conversion Price immediately prior to such distributions. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed. An adjustment to the Conversion Price also shall be made in respect of dividends and distributions paid exclusively in cash to all holders of any class of Common Stock (excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and any cash that is distributed upon a merger, consolidation or other transaction for which an adjustment pursuant to
Section 7(f)(i) is made) where the sum of (1) all such cash dividends and distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value (determined as set forth in Section 7(f)(ii)) of other consideration paid in respect of any repurchases of Common Stock by the Corporation or any of its subsidiaries within the preceding 12 months in respect of which no adjustment has been made, exceeds 2% of the Corporation's market capitalization (being the product of the then Current Market Price of the Common Stock times the aggregate number of shares of Common Stock then outstanding on the record date for such distribution). The Conversion Price to be in effect after such adjustment shall be determined by subtracting from the Conversion Price in effect prior to such adjustment an amount equal to the quotient of (A) the sum of clause (1) and clause (2) above and (B) the number of shares of Common Stock outstanding on the date such adjustment is to be determined. Notwithstanding anything herein to the contrary, no adjustment in the Conversion Price shall be made under this Section 7(f)(iv) to the extent the holders of Series D Preferred Stock participate in any such distribution in accordance with Section 4 hereof.

               (v) No adjustment to the Conversion Price pursuant to (a) Sections 7(f)(ii), 7(f)(iii) or 7(f)(iv) shall be required unless such adjustment would require an increase or decrease of at least $.25 in the Conversion Price or (b) Section 7(f)(ii) shall be required with respect to rights, options, warrants or other securities outstanding on the Issue Date or issued pursuant to the Corporation's employee benefit plans in effect on the Issue Date or reserved for issuance thereunder as of the Issue Date or issued after the Issue Date pursuant to any employee benefit plans adopted by the Board of Directors; provided, however, that any adjustments which by reason of Section 7(f)(v)(a) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7(f) shall be made by the Corporation and shall be made to the nearest four decimal points.

               (vi) In the event that, at any time as a result of the provisions of this Section 7(f), a holder of Series D Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of Series D Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

               (vii) If, as a result of the operation of Sections 7(f)(ii), 7(f)(iii) or 7(f)(iv) and corresponding provisions in the Series E Designation, the cumulative number of shares of Class A Common Stock issued or issuable upon conversion of the Series D Preferred Stock and Series E Preferred Stock, after giving effect to (x) the adjustments described in such Sections and corresponding provisions in the Series E Designation and (y) all prior conversions of the Series D Preferred Stock and Series E Preferred Stock, would equal or exceed a number (the "Threshold Number") equal to 20% of the outstanding shares of Class A Common Stock as of the Issue Date and if the Corporation receives a written opinion of its outside counsel that the issuance of such shares in excess of the Threshold Number would violate the rules of the Nasdaq National Market or any other exchange on which the Class A Common Stock is then quoted or traded, then until and unless the Corporation obtains the approval of its common stockholders for the issuance of any such shares of Class A Common Stock in excess of the Threshold Number, the holders shall only be entitled to exercise their conversion rights with respect to a maximum number of Series D and Series E Preferred Stock that would not result in an amount of shares of Class A Common Stock being issued in excess of the Threshold Number, but in any case, the Conversion Price shall be adjusted as provided in such Sections. If, as a result of the operation of the preceding sentence, the conversion rights of the holders of Series D Preferred Stock are limited by operation thereof because appropriate stockholder approval has not been obtained, the Corporation agrees for the benefit of the holders of Series D Preferred Stock and Series E Preferred Stock to use its reasonable best efforts to seek, as promptly as reasonably practicable, the requisite approval of its common stockholders (and shall seek such approval as often as necessary to obtain such approval), and will recommend to its stockholders that they vote in favor of a resolution providing for such approval, for the amount of shares of Class A Common Stock that would be issued or issuable upon conversion in full of all outstanding Series D and Series E Preferred Stock. Notwithstanding anything to the contrary set forth above, the holders of Series D Preferred Stock and Series E Preferred Stock shall be entitled to exercise such holders' conversion rights in full (after giving effect to any and all anti-dilution adjustments resulting from operation of Sections 7(f)(ii), 7(f)(iii) or 7(f)(iv)) in connection with any merger, consolidation or other transaction in which such Series D Preferred Stock, Series E Preferred Stock or Class A Common Stock is being converted into or exchanged for cash, securities or other property in connection with such merger, consolidation or other transaction.

          (g) All adjustments pursuant to this Section 7 shall be notified to the holders of the Series D Preferred Stock and such notice shall be accompanied by a schedule of computations of the adjustments.

          8.   Voting Rights.  (a) The holders of record of shares of Series D
               -------------
Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 8 or as otherwise provided by law.

          (b) (i) From and after the Issue Date, the holders of the outstanding shares of Series D Preferred Stock shall be entitled to designate two directors (the "Two Designees," who shall be designated specifically as the "First Designee" and the "Second Designee," respectively) for election to the Board of Directors of the Corporation and, voting separately as a series, shall have the exclusive right to vote for the election of such designees to the Board of

Directors; provided that, notwithstanding the foregoing, (A) the holders of the outstanding shares of the Series D Preferred Stock shall continue to be entitled to designate two directors for election to the Board of Directors and, voting separately as a series, shall continue to have the exclusive right to vote for the election of such designees to the Board of Directors, for as long as, and only for as long as, at least 40% of the shares of Series D Preferred Stock issued on the Issue Date remains outstanding; (B) the entitlement of the holders of outstanding shares of Series D Preferred Stock to designate two directors for election to the Board of Directors, and the exclusive right of the holders of outstanding shares of Series D Preferred Stock to vote, separately as a series, for the election of such designees to the Board of Directors, shall cease immediately upon less than 40% of the shares of Series D Preferred Stock issued on the Issue Date being outstanding, and the holders of the outstanding shares of the Series D Preferred Stock shall be entitled to designate one director (the "Single Designee," who initially shall be the Second Designee continuing as a director) for election to the Board of Directors and, voting separately as a series, shall have the exclusive right to vote for the election of such designee to the Board of Directors, and to designate one Board Observer (as hereinafter defined), for as long as, and only for so long as, less than 40% but more than 20% of the shares of Series D Preferred Stock issued on the Issue Date remains outstanding; (C) the entitlement of the holders of outstanding shares of Series D Preferred Stock to designate one director for election to the Board of Directors, and the exclusive right of the holders of outstanding shares of Series D Preferred Stock to vote, separately as a series, for the election of such designee to the Board of Directors, and the exclusive right of the holders of outstanding shares of Series D Preferred Stock to designate one Board Observer, and the rights of such Board Observer, shall cease immediately upon 20% or less of the shares of Series D Preferred Stock issued on the Issue Date being outstanding, and the holders of the outstanding shares of Series D Preferred Stock shall be entitled to designate two Board Observers for as long as, and only for as long as, 20% or less (but at least one) of the shares of Series D Preferred Stock issued on the Issue Date remains outstanding; (D) immediately upon no shares of Series D Preferred Stock issued on the Issue Date being outstanding, the entitlement of the holders of outstanding shares of Series D Preferred Stock to designate two Board Observers, and the rights of such Board Observers, shall cease; (E) immediately upon less than 40% but more than 20% of the shares of Series D Preferred Stock issued on the Issue Date being outstanding, the Board of Directors shall cause the total number of directors then constituting the whole Board of Directors to be decreased by one, and the term of office of the First Designee shall terminate; and (F) immediately upon 20% or less of the shares of Series D Preferred Stock issued on the Issue Date being outstanding, the Board of Directors shall cause the total number of directors then constituting the whole Board of Directors to be decreased by one, and the term of office of the Single Designee shall terminate. Any or all of the Two Designees and the Single Designee may be removed with or without cause by the holders of the shares of Series D Preferred Stock. "Board Observer" means a person who shall not be a member of the Board of Directors and who shall have the rights as agreed to with the Corporation.

          (ii) If the Corporation shall have failed to discharge its Mandatory Redemption Obligation or the Corporation shall have failed to comply with
Section 8(d), the total number of directors then constituting the whole Board of Directors automatically shall be increased by one and the holders of outstanding shares of Series D Preferred Stock, voting separately as a single series, shall be entitled to elect one additional director to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series D Preferred Stock called as hereinafter provided. Whenever the Corporation shall have fulfilled its Mandatory Redemption Obligation, then the right of the holders of outstanding shares of Series D Preferred Stock to elect such additional director shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar failure to fulfill any Mandatory Redemption Obligation), and the term of office of any person elected as director by the holders of outstanding shares of Series D Preferred Stock pursuant to this
Section 8(b)(ii) shall forthwith terminate and the total number of directors then constituting the whole Board of Directors automatically shall be reduced by one. At any time after voting power to elect one additional director shall have become vested and be continuing in the holders of outstanding shares of Series D Preferred Stock pursuant to this Section 8(b)(ii), or if a vacancy shall exist in the office of a director elected by the holders of outstanding shares of Series D Preferred Stock pursuant to this Section 8(b)(ii), a proper officer of the Corporation may, and upon the written request of the holders of record of at least twenty-five percent (25%) of the shares of Series D Preferred Stock then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the holders of Series D Preferred Stock, for the purpose of electing the one additional director which such holders are entitled to elect pursuant to this Section 8(b)(ii). If such meeting shall not be called by a proper officer of the Corporation within twenty (20) days after personal service of said written request upon the Secretary of the Corporation, or within twenty (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the holders of record of at least twenty-five percent (25%) of the outstanding shares of Series D Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the person so designated upon the notice required for the annual meeting of stockholders of the Corporation and shall be held at the place for holding the annual meetings of stockholders. Any holder of Series D Preferred Stock so designated shall have, and the Corporation shall provide, access to the lists of stockholders to be called pursuant to the provisions hereof.

          (c) Without the written consent of holders of a majority of the outstanding shares of Series D Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Series D Preferred Stock at a meeting of the holders of Series D Preferred Stock called for such purpose, the Corporation will not amend, alter or repeal any provision of the Restated Certificate of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights or powers of the Series D Preferred Stock or to authorize the issuance of, or to issue any, additional shares of Series D Preferred Stock; provided that any such amendment that changes any dividend or other amount payable on or the Liquidation Preference of the Series D Preferred Stock shall require the written consent of holders of two-thirds of the outstanding shares of Series D Preferred Stock or the affirmative vote of holders of two-thirds of the outstanding shares of Series D Preferred Stock at a meeting of the holders of Series D Preferred Stock called for such purpose.

          (d) Without the written consent of holders of a majority of the outstanding shares of Series D Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Series D Preferred Stock at a meeting of such holders called for such purpose, the Corporation will not (i) create, authorize or issue any Senior Securities, (ii) declare, pay or set apart for payment any dividends in cash on Junior Securities (other than dividends on Common Stock which are, at the same time, also declared and paid on shares of Series D Preferred Stock pursuant to Section 4), (iii) declare or make a distribution in cash upon Junior Securities (other than distributions on Common Stock which are, at the same time, also declared and made on shares of Series D Preferred Stock pursuant to Section 4) or (iv) redeem, purchase or otherwise acquire in exchange for cash any Junior Securities.

          (e) The Corporation may, without the consent of the holders of the Series D Preferred Stock, or any one of them, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets as an entirety to, any Person, provided that: (1) the successor, transferee or lessee (if not the Corporation) is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and the Series D Preferred Stock shall be converted into or exchanged for and shall become shares of, or interests in, such successor, transferee or lessee, having in respect of such successor, transferee, or lessee substantially the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, that the Series D Preferred Stock has immediately prior to such transaction; and (2) the Corporation delivers to the transfer agent an officers' certificate and an opinion of counsel stating that such consolidation, merger, conveyance, transfer or lease complies with this Certificate of Designation. In the event of any consolidation or merger or conveyance, transfer or lease of all or substantially all of the assets of the Corporation that is permitted pursuant to this Section 8(e), the successor resulting from such consolidation or into which the Corporation is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Corporation with respect to the Series D Preferred Stock (or the shares or interests into, or for which, the Series D Preferred Stock is converted or exchanged), and thereafter, except in the case of a lease, the predecessor (if still in existence) shall be released from its obligations and covenants with respect to the Series D Preferred Stock. Where consent is required by this Section 8(e), such consent shall be given by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred Stock or the affirmative vote of holders of a majority of the outstanding shares of Series D Preferred Stock at a meeting of the holders of Series D Preferred Stock called for such purpose.

          (f) In exercising the voting rights set forth in this Section 8, each share of Series D Preferred Stock shall have one vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of Series D Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

          9.   Reports.  So long as any of the Series D Preferred Stock is
               -------
outstanding, in the event the Corporation is not required to file quarterly and annual financial reports with the Securities and Exchange Commission pursuant to
Section 13 or Section 15(d) of the Exchange Act, the Corporation will furnish the holders of the Series D Preferred Stock with reports containing the same information as would be required in such reports.

          10.  General Provisions.  (a) The term "person" as used herein means
               ------------------
any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

          (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

          (c) The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

          IN WITNESS WHEREOF, said McLeodUSA Incorporated has caused this Certificate of Designations to be signed by Stephen C. Gray, its President and Chief Executive Officer this 30th day of September, 2001.

                                    McLEODUSA INCORPORATED

                                    By: /s/ Stephen C. Gray
                                       ------------------------------------
                                      Name:  Stephen C. Gray
                                      Title: President and Chief
                                               Executive Officer